EXHIBIT 10.7

CoStar Realty Information, Inc.
2 Bethesda Metro Center
Bethesda, MD 20814

DATE:      January 2, 2003

TO:           Michael Arabe
FROM:     Andrew Florance

RE:           Senior Vice-President of Sales & Customer Service Position

     I am pleased to present the following offer to you with CoStar Realty Information, Inc. (“CoStar”) per our discussions recently:

Position Title:	Senior Vice-President of Sales & Customer Service

Location:	Bethesda, Maryland

Effective Date:	January 2, 2003

Salary:	$124,800

Incentive Stock Options:	Management will recommend you for 25,000 stock options (the “Options”) in CoStar Group, Inc., vesting one fourth on the first anniversary of the Effective Date, one fourth on the second anniversary of the Effective Date, one fourth on the third anniversary, and one fourth on the fourth anniversary of the Effective Date. The availability of these Options is subject to Board approval. The exercise price for the Options shall be the fair market value of the CoStar Group common stock on the Effective Date.

Bonus Potential Amount:	You shall be entitled to earn a potential bonus of up to three times your base salary, payable quarterly as determined by the Chief Executive Officer of CoStar and based on any goals set by the Chief Executive Officer.

Previous Bonus Plan(s):	This bonus plan will replace your previous incentive plan(s), effective with the 2003 calendar year. Your bonus plan currently in effect shall continue for calendar year 2002.

Eligibility:	You must be employed on the last day of the period in which the bonus is earned in order to receive the bonus payout. If you should leave CoStar or no longer be eligible for this bonus plan due to a position change, no pro-rated payments will be available.

Continuation of At-Will Employment Status:	Please note that this letter, and the Terms and Conditions of Employment contain all of the terms, promises, representations and understandings between you and CoStar with respect to your employment with CoStar (or any of its affiliates or their respective successors, assigns and predecessors) and supercede any employment agreements or arrangements (other than any indemnification agreements, if applicable) in effect between you and CoStar (or any of its affiliates and their respective successors, assigns and predecessors). Your employment with CoStar remains at-will, and your employment with CoStar is not for any specified duration of time.

Acceptance:	Please sign this letter indicating your acceptance and return the original copy to me.

     Thank you for your hard work so far and for your continued excellence and leadership in the future.

     Agreed to and accepted by:

/s/ Michael Arabe

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